Exhibit 99.1

NEWS RELEASE
1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594

FOR IMMEDIATE RELEASE

Superior Drilling Products, Inc. Completes
New Credit Agreement

Also announces stock options for salary program

All directors, executive management and eligible employees elect to opt in

VERNAL, UT, March 8, 2016 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP” or the “Company”), a provider of drilling products for the oil, natural gas and mining services industries, announced today the completion of a new $3 million credit facility which is comprised of a two year, $2.5 million accounts receivable revolving credit facility and a $0.5 million, asset-based term loan amortized over five years. The Company can subsequently request evaluation by the lender for a prospective inventory loan to be effective as early as six months after closing.

The borrowing availability under the revolver is up to 85% of eligible accounts receivable with customer concentration capped at 60% and has a variable interest rate of prime plus 1% plus a monthly service fee of .48%. The term loan’s interest rate is prime plus 5% plus a monthly service fee of .30% with principal and interest payments due monthly for the 60 month period.

Commenting on the credit facility, Christopher D. Cashion, Chief Financial Officer of Superior Drilling Products, noted, “The completion of this credit facility is a testament to the quality of our customer base as well as the lender’s confidence in our future. With this flexibility, we have the needed working capital to invest in expanding our inventory of tools to meet expected growth in demand.”

Directors, Management and Eligible Employees Elect Stock Options for Salary

The Company’s strong belief in its potential as a leader in the development of new technological solutions for the upstream oil & gas industry prompted the Board of Directors to offer stock options for salary to its members, executive management and eligible employees. There was unanimous election of the program by all qualified to participate. Pricing for the options will be determined based on the closing price of the Company’s stock on each of the two-week payroll dates for three pay periods. Total options to be awarded under the program is variable based the stock price on those dates, but at this time is not expected to exceed 350,000. Currently, there are approximately 1.1 million long term incentive units available under the Company’s 2015 Long Term Incentive Plan.

Troy Meier, Chairman and CEO of Superior Drilling Products stated, “Our entire organization is highly confident in our ability to increase the market penetration of our multi-patented Drill N Ream™ well bore conditioning tool and our recent new technology, the patents pending Strider drill string oscillation system. Our customers repeatedly confirm the improved drilling results, efficiencies gained and costs saved with our technologies. As we expand our partnerships to broaden our channels to market, we expect the success of our tools to compound. Importantly, the SDP team knows that there are more opportunities in the long term beyond our current technologies and are motivated to be invested in that potential.”

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Superior Drilling Products, Inc. Completes New Credit Agreement
March 8, 2016

About Superior Drilling Products, Inc.

Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs, sells and rents drilling tools. SDP drilling solutions include the patented Drill-N-Ream™ well bore conditioning tool, for the oil, natural gas and mining services industries. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool machining facility manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while establishing an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies and drill rig operators.

Additional information about the Company can be found at its website: www.sdpi.com.

Safe Harbor Regarding Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions, 15 U.S.C. § 78u-5, of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan", and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s financial position, market success with specialized tools, effectiveness of its sales efforts, success at developing future tools, and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the current beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by the Company in this news release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, contact investor relations:
Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com

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